UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 22, 2011
NeuStar, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32548 (Commission File Number)	52-2141938 (IRS Employer Identification No.)

46000 Center Oak Plaza
Sterling, Virginia (Address of principal executive offices)	20166 (Zip Code)
(571) 434-5400
(Registrant’s telephone number, including area code.)
N/A
(Former name and former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On February 22, 2011, the independent members of the Board of Directors of NeuStar, Inc. (“the “Company”), acting on a recommendation from the Compensation Committee: (1) approved a 2010 cash incentive award for the Company’s President and Chief Executive Officer, Lisa Hook, under the Company’s Performance Achievement Reward Plan; and (2) established a 2011 base salary for Ms. Hook.
     Also on February 22, 2011, the Compensation Committee: (1) approved 2010 cash incentive awards for the Company’s other executive officers; (2) established 2011 base salaries for the executive officers; and (3) approved performance share unit grants, restricted stock grants and stock option grants for executive officers, including Ms. Hook, under the Company’s 2009 Stock Incentive Plan (the “Stock Plan”).
2010 Cash Incentive Awards
     The following table sets forth the cash incentive awards for the Company’s continuing named executive officers for 2010.

Name	2010 Cash Incentive Award
Lisa Hook President and Chief Executive Officer	$550,000
Paul Lalljie SVP and Chief Financial Officer	$359,445
     Former Company executives Jeffrey Ganek, John Dziak and Eric Burger also will receive cash awards for 2010 in accordance with the Company’s Key Employee Severance Pay Plan. Mr. Ganek will receive two payments totaling $600,000; Mr. Dziak will receive one payment of $184,416; and Mr. Burger will receive one payment of $66,035. These payments will be made at the same time 2010 incentive awards are paid to the Company’s other executives (on or before March 15, 2011). The departures of Messrs. Ganek, Dziak and Burger were previously reported in Current Reports on Form 8-K filed by the Company on November 16, 2010, December 15, 2010 and June 1, 2010, respectively (File No. 001-32548).
2011 Base Salaries
     The following table sets forth 2011 base salaries for the continuing named executive officers, effective January 1, 2011.

Name	2011 Salary
Lisa Hook President and Chief Executive Officer	$540,000
Paul Lalljie SVP and Chief Financial Officer	$400,000
Equity Grants
     The following table sets forth the performance share units, restricted shares and stock options granted to the continuing named executive officers under the Stock Plan.

		Performance	Restricted	Nonqualified
Name		Share Units	Shares	Stock Options
Lisa Hook President and Chief Executive Officer	Annual	18,512	18,512	118,624
	Special	—	4,628	44,484

Paul Lalljie SVP and Chief Financial Officer	Annual	8,700	8,700	55,600
     The grants of performance share units were made pursuant to the terms of a Performance Award Agreement, which sets forth the terms and conditions of performance share units granted under the Stock Plan to executive officers. The performance share units will vest on January 1, 2014 and convert into shares of Class A Common Stock based on, and subject to, the achievement of 2011 revenue and earnings before interest income, interest expense, income taxes, depreciation and amortization (EBITDA) goals established by the Compensation Committee and set forth in the Performance Award Agreement.
     The annual grants of restricted shares were made pursuant to the terms of a Restricted Stock Agreement, which sets forth the terms and conditions of restricted shares granted under the Stock Plan to executive officers. Twenty-five percent of the shares will vest on each of the first, second, third and fourth anniversaries of the grant date (February 22, 2011).
     The special grant of restricted shares to Ms. Hook was made pursuant to the terms of a Restricted Stock Agreement, which sets forth the terms and conditions of the restricted shares under the Stock Plan. Twenty-five percent of the shares will vest on each of the first, second, third and fourth anniversaries of Ms. Hook’s appointment as the Company’s President and Chief Executive Officer (October 15, 2010).
     The annual grants of nonqualified stock options were made pursuant to the terms of a Nonqualified Stock Option Agreement, which sets forth the terms and conditions of stock options granted under the Stock Plan to executive officers. Twenty-five percent of the options will vest and become exercisable on February 22, 2012, and the remaining options will vest in 36 monthly installments thereafter.
     The special grant of nonqualified stock options to Ms. Hook was made pursuant to the terms of a Nonqualified Stock Option Agreement, which sets forth the terms and conditions of the stock options under the Stock Plan. Twenty-five percent of the options will vest and become exercisable on October 15, 2011, and the remaining options will vest in 36 monthly installments thereafter.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2011	NEUSTAR, INC.
	By:	/s/ Paul S. Lalljie
		Name:	Paul S. Lalljie
		Title:	Senior Vice President and Chief Financial Officer

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